UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2009
ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)
NEVADA

(State or other jurisdiction of incorporation)

000-51787 (Commission File Number)	98-0522960 (IRS Employer Identification No.)
E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District, Shenzhen 518067

(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code (86) 755 2823-1993
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.f13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 8.01 Other Events
On November 12, 2009, the Board of Directors of the Company approved a plan to reduce the number of shareholders of the Company as part of a process to permit the Company to terminate operating as a “reporting company” under the Securities Exchange Act of 1934 because of the disproportionate expense in remaining a “public company,” compared with any benefits the Company receives as a result thereof.
The Board of Directors unanimously ratified the decision of the Special Committee of the Board of Directors to engage in a reverse stock split of one share for each 500 shares of the Company’s common stock presently issued and outstanding, with a cash payment of $0.068 per pre-split share to those shareholders who own of record or beneficially fewer than 500 pre-split shares of the Company’s common stock. This process is expected to reduce the number of record shareholders in the Company to less than 300.
On December 4, 2009, the Company filed a Preliminary Information Statement with the Securities and Exchange Commission. A final Information Statement will be sent to all shareholders. No proxies are being solicited in connection with this transaction since shareholders holding in excess of 70.8% of the issued and outstanding common stock of the Company have voted in favor of the reverse stock split.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.
Date: December 4, 2009	By:	/s/ Yulong Guo
Yulong Guo
President and CEO